Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Southern First Bancshares, Inc. of our reports dated February 13, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Southern First Bancshares, Inc. and Subsidiary, appearing in the Annual Report on Form 10-K of Southern First Bancshares, Inc. for the year ended December 31, 2022.

We also consent to the reference to our firm under the headings "Experts" in such Prospectus.

/s/ Elliott Davis, LLC

Greenville, South Carolina

April 17, 2023